Public Affairs Department
                                        Scott A. Deitz
                                        Phone:  (715) 422-4023 or
                                        Tami Barber
                                        Phone:  (715) 422-3632
FOR IMMEDIATE RELEASE                   September 30, 1997



             CONSOLIDATED PAPERS COMPLETES ACQUISITION OR REPAP USA


     WISCONSIN RAPIDS, WIS. - Gorton M. Evans, president and chief executive officer, and George W. Mead, Chairman of the board, of Consolidated Papers, Inc. (NYSE: CDP), today announced that the company has completed the acquisition of Repap USA, Inc., a wholly owned subsidiary of Repap Enterprises Inc. Repap USA is the holding company for Repap Wisconsin, Inc. and Repap Sales Corporation.

     The operations will now be called Inter Lake Papers, Inc., a company of Consolidated Papers, Inc.

     The completed transaction results in Consolidated's full ownership of the acquired companies as of October 1, 1997. Consolidated paid $227 million in cash and assumed $433 million of net debt and $14 million for postretirement benefits of the acquired companies. The transaction totals $674 million and is subject to certain postclosing adjustments based on September 30, 1997, audited financial statements.

     "This is a strategically significant addition for Consolidated Papers," Evans said. "The vision we share at Consolidated is to build the 21st century through continuous improvement and growth. It is a rare acquisition opportunity to add pulp and papermakers of the highest caliber like the people at Inter Lake Papers. It is an equally rare opportunity to expand through acquisition in your own neighborhood. We have achieved both with the addition of Inter Lake Papers."

     Inter Lake Papers, in Kimberly, Wisconsin, just 90 miles from Consolidated's headquarters, manufactures coated papers for the printing and publishing industries. The company's products are used for brochures, advertising inserts, annual reports, catalogs and magazines. The mill has a capacity of 508,000 tons of coated paper annually as well as an integrated groundwood pulp mill, a 140,000-ton-per-year paper converting capability and a paper recycling facility. The company has achieved ISO 9002 certification. Employing approximately 1,000 people, the company reported 1996 sales of $405 million and 1995 sales of $510 million.

                        CONSOLIDATED PAPERS, INC. PROFILE

     Consolidated Papers is North America's largest producer of coated printing papers with an annual capacity of 1,330,000 tons. The company is also a major manufacturer of supercalendered printing papers with an annual capacity of 240,000 tons. The company's coated and supercalendered printing papers are produced primarily for the printing and publishing industries.

     In addition, Consolidated Papers is the leading manufacturer of coated specialty papers with an annual capacity of 180,000 tons. These papers are used in consumer product packaging and labeling.

     Consolidated Papers has the capacity to produce 370,000 tons annually of kraft pulp for internal use using an elemental chlorine-free process. The company also produces recycled pulp from post-consumer office wastepaper. Other Consolidated products include paperboard, paperboard products and corrugated displays and containers. Employing approximately 6,000 people, the company reported 1996 sales of $1.5 billion and 1995 sales of $1.6 billion. The company is headquartered in Wisconsin Rapids, Wisconsin.